SURETYSHIP CONTRACT

Party A: Shanghai JinYuan real estate development Co., Ltd. (JinYuan)
Party B: Shanghai Wanxing Bio-Pharmaceutical Co., Ltd. (Wanxing)

Base on the trust gained through economic cooperation, in order to help JinYuan to overcome the short-term capital shortage, both parties agreed to enter the following agreement:

1.	Party B agreed to lend his own capital in amount of RMB 8.0 million to Party A for his use in real estate development.
2.	The said money shall not be used for any other intentions.
3.
This agreement is a three-year-extension based on the agreement sign on May 18, 2000. Duration for this extension is from May 15, 2001 to May 14, 2004. In case there is a need for further extension, a written approval shall be obtained from Party B and signing a supplementary agreement shall be followed.

4.	Party A shall be charged for the interest. Interest rate is in accordance with the bank regulated rate.
5.	Party A shall return the principle interest in three working days before the due date.
6.	No matter whatever excuses he has, Party A shall not delay the return of principle and interest. In case of delay, a bank regulated penalty interest rate shall be applied.
7.	This agreement shall be in effect after both parties’ signatures.
8.
In case dispute arising when executing the agreement, negotiation shall be performed to settle the dispute. If agreement cannot be reached through negotiation, dispute shall be settled through jurisdiction from Party B’s local court.

9.	this agreement is in four copies. Each party has two copies.

Party A: Shanghai JinYuan real estate development Co., Ltd. (stamp)

Party B: Shanghai Wanxing Bio-Pharmaceutical Co., Ltd. (stamp)

Signature

May 14, 2001